Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated September 16, 2020, relating to the balance sheet of Apollo Strategic Growth Capital as of December 31, 2019 and 2018 and the related statements of operations, changes in shareholder’s equity and cash flows for the years ended December 31, 2019 and December 31, 2018, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 16, 2020